Exhibit 23.3

CONSENT OF DOEREN MAYHEW

We consent to the inclusion in this Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) and the related Prospectus of Smith Douglas Homes Corp. (the “Company”), of our report dated July 14, 2023, on our audit of the financial statements of Devon Street Homes, L.P. as of December 31, 2022 and for the year then ended and our report dated August 16, 2023, on our review of the financial statements of Devon Street Homes, L.P. as of June 30, 2023 and for the six months then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ DOEREN MAYHEW

November 13, 2023